Exhibit 99.1
Investor Information
Current Business Information
Quarter-to-Date
September 23, 2005

	July and August
	% Change
	vs Prior Year	Commentary

Consolidated Sales	4	Gases up broadly despite difficult Electronics comps. Chemical down on lower volumes and divestiture impacts.

Electronics Sales 3 month rolling average **	1	Strong prior year equipment sales. Specialty material volumes continue to increase.

EPI On-site/Pipeline Volume	(3)	HyCO volumes lower on reduced customer demand and some impact from Hurricane Katrina. GOX/GAN volumes down in Europe due to power issues (Jul’05).

Asia Liquid/Bulk Volume	24	Strong liquid demand continues across the region, particularly Korea and Taiwan.

North America Gases

Liquid/Bulk Volume	6	LOX/LIN up 10%, growth across other products as well.

LOX/LIN Price	(1)	Underlying pricing positive, offset by monthly service charge dilution and customer mix.

Europe Gases

Liquid/Bulk Volume	0	Weak manufacturing environment.

Cylinder Volume	(2)	Fewer workdays this year, volume off less than 1% after adjusting for workdays.

LOX/LIN Price	4	Pricing programs and favorable mix.

Chemical Sales Volume	(11)

Performance Volume	(7)	Surfactants volumes higher. Most other businesses experienced a weak July and August.

Intermediates Volume	(17)	Most businesses lower partially due to customer outages, and some impact from Hurricanes Dennis and Katrina as well.
** Three month rolling average; excludes Liquid/Bulk revenues and equity affiliate revenues.
Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales volumes and prices are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence earnings.

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